UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2008

AMEREX GROUP, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	000-13118	20-4898182
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1105 N. Peoria Avenue, Tulsa, Oklahoma 74106
(Address of principal executive offices) (Zip Code)

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2008, Alexander Ruckdaeschel accepted an appointment by the Board of Directors of Amerex Group, Inc. to join as a member of the Board.

Alexander Ruckdaeschel. Alexander Ruckdaeschel is a venture capitalist and since September, 2006 partner at Alphaplus-Advisors, a US based hedge fund. Mr. Ruckdaeschel was a co-founder and has been a principal of Blue Rock-AG, a Swiss based investment manager, since June, 2007. From January 2003 to September 2006 he was a Fund Advisor at DAC-FONDS, a European Investment company specializing in small-cap Biotech equities worldwide. From December 2003 to July 2006, he was an investment advisor to Nanostart AG, one of Europe’s leading venture investment firms in the area of nanotechnology. Mr. Ruckdaeschel has extensive experience in the European solar industry. He also serves on the Board of Directors for several private companies and on the Board of Directors of Oncovista Innovative Therapies, Inc. a public company. Prior to 2003, he was a research analyst with Dunmore Management, a global hedge fund, and Thieme Associates, an investment advisor. From 1992 to 2000 Mr. Ruckdaeschel served in the German military, participating in United Nations missions in Somalia, Croatia and Bosnia.

Item 7.01 Regulation FD Disclosure.

On February 14, 2008, Amerex Group, Inc. issued a press release announcing the appointment of Amerex Group to the Board of Directors. A copy of the press release that discusses this matter is filed as Exhibit 99.1 to, and incorporated by reference in, this report. In accordance with Regulation FD, this current report is being filed to publicly disclose all information that was provided in its press release. This report under Item 7.01 is not deemed an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Item 9.01 Exhibits.

(d) Exhibits.

Exhibit Number   Description

99.1	Press Release, dated February 14, 2008, issued by Amerex Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEREX GROUP, INC.

Dated: February 21, 2008	By:	/s/ Nicholas J. Malino
Name: Nicholas J. Malino
Title: Chief Executive Officer